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                                                                    EXHIBIT 10.2


               CONFIDENTIALITY, NON-COMPETITION, NON-CIRCUMVENTION
                                  FEE AGREEMENT



This CONFIDENTIALITY, NON-COMPETITION, NON-CIRCUMVENTION, FEE AGREEMENT ("Agreement"), is entered into on the date set forth by the signatures of the parties, below, is by and between ALLEN Consulting, a solely owned entity (referred to as "ALLEN") and Power Technology Incorporated a Public Corporation, and it's subsidiaries (referred to as "Power Technology"), their officers, directors, shareholders, successors and assigns (together, the "Parties");

         WHEREAS, ALLEN and or its assigns is in the business of financing, investing, developing, marketing, merging, managing, staffing, deploying, consulting, advising, manufacturing, engineering for certain companies, corporations their technologies, processes and general applications and other

         WHEREAS, Power Technology and or its assigns is in the business of developing, utilizing and deploying advance technology including marketing, referring for institutions, corporations, individuals and industry, and acquiring, financing, investing in or entering into other business relationships with a variety of companies, or is in a similar business to ALLEN and or its assigns; and other

         WHEREAS, ALLEN and Power Technology are interested in exchanging confidential and proprietary information with each other (i) to investigate the potential for Power Technology to invest in or enter into some business or financial arrangement or combination with ALLEN and or its assigns or its successor; and to investigate the potential for ALLEN to introduce strategies and relationships, and (ii) to determine the appropriateness of and to evaluate the feasibility of a joint venture, business or investment relationship or arrangement, collaborative marketing effort or other common enterprise or financing arrangement by and between ALLEN or its successor and Power Technology, and all such confidential, proprietary or non-public information (all of which collectively "Evaluation Material") to be related to or disclosed by either Party to the other Party is vital to each Party's business success, and to guard the legitimate interests of each Party it is necessary for them to protect the integrity of their confidential and proprietary information by maintaining and treating all such Evaluation Material as secret and confidential; and

         NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, the Parties consent and agree as follows:

         1. CONFIDENTIALITY; DISCLOSURE OF EVALUATION MATERIAL: The Parties shall disclose each to the other such Evaluation Information as necessary, required and reasonable to enable each to determine whether to enter into a business relationship with each other. Such Evaluation Material shall include any business plans, marketing information, business relationships or letter or letters of intent, financial projections for the proposed marketplace(s), or any other information, whether in writing or disclosed orally, and whether disclosed by the Parties or their authorized agents, attorneys and accountants. All such Evaluation Material is and shall be considered secret and proprietary, and is disclosed in confidence. Neither party shall disclose any Evaluation Material, except as contemplated by this Agreement; provided, however, that any Evaluation Material may be disclosed (i) to any third party with the prior written consent of the party which initially disclosed such information, or (ii) to such of its officers, attorneys or accountants as necessary for its evaluation and due diligence process, such parties being bound by this Agreement, or (iii) as required by law, except that the party responsible for maintaining the confidentiality of Evaluation Material disclosed to it shall first and without delay give notice of such legal requirement to the other Party so that it shall have an opportunity to take whatever steps available to it to legally prevent such disclosure.

         2. NON-COMPETITION: Neither Party shall use defined confidential Evaluation Material provided to it by the other Party for the purpose of directly or indirectly competing with the disclosing Party. In addition, neither Party shall use any Evaluation Material for any purpose other than to evaluate a business or financial opportunity or relationship between the Parties. Neither Party shall use any Evaluation Material of the other Party in any way directly or indirectly detrimental to the other Party.

         3. NON-CIRCUMVENTION: ALLEN and or its assigns has developed confidential and critical business connections or relationships; and both ALLEN and Power Technology have relationships with financing and capital sources and providers; all of which are essential to such Party's business plans and opportunities, and are considered



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and held confidential to and by such Party, and are therefor confidential and proprietary contacts and relationships. Neither Party shall, without the express written consent of the other Party, directly or indirectly: contact or enter into any business, research or financial relationship with any contact disclosed by the other Party not previously known and acknowledged upon signing by the Party. All introductions or disclosures shall be made in strictest confidence and only for purposes of each Party evaluating the potential business opportunity with the other Party.

         4. OWNERSHIP OF EVALUATION MATERIAL: All Evaluation Material, including any and all written or oral information or documents, notes, drawings and communications provided to each Party shall be and remain the sole and exclusive property of the disclosing Party which alone shall possess all rights and interests therein. All Evaluation Material, and all notes and records relating to oral disclosures, shall be promptly returned to the disclosing Party upon completion of the purpose for which it was disclosed, but no later than ten (10) days after request for return by the disclosing Party.

         5. TERM OF AGREEMENT: The provisions of this Agreement shall remain in force for a period of two (2) years from the date of the last documented disclosure of Evaluation Material. Nothing in this Agreement prevents or precludes either Party from engaging in their normal and customary businesses; provided, however, that no Evaluation Material shall be used in said business.

         6. EMPLOYEES AND AGENTS: Each Party agrees that such of that Party's employees, agents, advisors and the like required to have access to the Evaluation Material of the other Party hereto is and shall be bound by the terms of this Agreement.

         7. FEE ARRANGEMENTS: Power Technology agrees to pay four hundred thousand shares (400,000) as an engagement and structuring fee as follows:
100,000 shares at the signing, 150,000 shares at a purchase price of $.25 per share, 150,000 shares at $ .50 per share. All of the above shares will in unrestricted, free trading shares of Power Technology. The Three Hundred Thousand shares at their respective strike prices will remain available for purchase for a period of 24 months from the effective date of this agreement. Said shares will also be available as a cashless exercise. At closing when ALLEN supplies acquisitions or technologies to Power Technology, ALLEN shall receive a fee of five percent (5%) at closing, in stock, for any equity or at the rate of valuation of corporations, technologies or value for any funding, acquisition, technology, capitalization, joint venture, merger, debt financing (for customer / company business) or financial growth, new business, or contributions via equity or equity in kind brought forth by ALLEN. Power Technology also agrees to pay three percent (3%) commission for any new business introduced by ALLEN for companies owned by Power Technology, based on the gross sales, generated by these relationships. This commission is to be paid fifteen days after Power Technology is in receipt of the sales revenue. All records and progress shall be reported on a monthly program agreed by both parties once companies or products are introduced into this program. In addition, as approved in monthly work sheets, any out of pocket expenses incurred in the pursuit of funding or sales relationships shall be reimbursed by Power Technology within thirty days (30) of invoicing. All assignments and goals are to be approved in writing after signing of this agreement. A monthly fee, based on execution of Exhibit A, of 10,000 free trading shares will be paid at the first of each month. This monthly fee arrangement shall continue for twelve months and be revisited at the end of twelve months.

         8. PARTNERSHIP/AGENCY: Each Party agrees that no agency, partnership, joint venture or other obligation to such is created by this Agreement, and that nothing in this Agreement shall obligate any Party in any manner whatsoever with respect to the entering into of any business or financial relationship between the Parties. Should the Parties, subsequent to their due diligence and review of the Evaluation Material, decide to enter into a business relationship with each other, then such business relationship will be detailed in a separately executed document or letter of intent by and between the Parties.

         9. SEVERABILITY OF PROVISIONS: If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated to any degree. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision or any other provision of this Agreement. The rights granted both Parties herein are cumulative and the waiver by a Party of any of its rights hereunder shall not constitute a continuing or complete waiver of such Party's right to assert all legal remedies available for breach hereof by the other Party.

         10. CAPTIONS: The captions in this Agreement are for convenience only and shall not have any effect in construing the terms of this Agreement.


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         11. EQUITABLE RELIEF: The Parties agree that money damages alone would not be a sufficient remedy for any breach of this Agreement, and that in addition to all other remedies, the Parties shall be entitled to specific performance and injunctive or other equitable relief as additional remedies for any such breach, and each Party agrees to waive any requirement for the securing or posting of any bond by the other Party in connection with such remedy or relief.

         12. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such state.

         13. ENTIRE AGREEMENT; MODIFICATION: This Agreement constitutes the entire agreement between the Parties hereto and covers their entire relationship concerning the Confidentiality, Non-Competition, Non- Circumvention and Fee between them. All prior or contemporaneous promises, representations, understandings or agreements, verbal or otherwise, are hereby expressly merged and superseded. No agent or employee of either Party is authorized to make any modification, addition, or amendment to, or waiver of this Agreement or any of its provisions, unless in writing and signed by the authorized officers or signatories of the Parties hereto.

         14. AUTHORITY: Each Party represents, warrants and verifies that the individual(s) executing this Agreement on behalf of each Party so named has the power and is duly authorized to enter into this Agreement and bind their respective entities, and the Party's signatures given below constitute valid and legal signatures of such Party sufficient to bind the terms, covenants and provisions hereof. This Agreement may be executed in multiple counterparts, with copies exchanged by telefacsimile containing signatures thereon, any such executed copy to be fully enforceable as if it were an executed original document.

IN WITNESS WHEREOF, the Parties have executed and have AGREED TO and ACCEPTED this Confidentiality, Non- Competition, Non-Circumvention and Fee Agreement this 5th day of May, 2002.

ALLEN Consulting

By:   /s/ Bart Siegel
   -------------------------

Power Technology Inc.

By: /s/ Lee Balak
   -------------------------
Title: President


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                                    Exhibit A


1.  Acquire or Joint Venture with the following companies:
        a.  Outage Notification Corporation
        b.  Power Backup Supply Corporation
        c.  Sales and Distribution Corporation - Small - Midsize Businesses
        d.  Diesel Emissions Device Corporation
        e.  Marketing Group - with NASCAR teams an MotorWeek group
        f.  Traction Control Device Corporation / BASF Join Venture
        g.  Advance Spark Technology Corporation / Delphi Project

2.  Recruitment:
        a.  CEO
        b.  Two board positions
        c.  Prototype Manufacturing facility Manager

3.  Technology:
        a.  Assist with all patented technologies:
                     i.      Technical Review
                     ii.     Marketing Avenues
                     iii.    Corporate and Industrial Deployment
                     iv.     Manufacturing Review
                     v.      Advance Cost Evaluation